Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS FOURTH QUARTER RESULTS

•                  Fourth quarter net income of $40.8 million or $0.77 per share, or $0.88 per share excluding $0.11 per share of Latrobe acquisition related costs.

•                  Fourth quarter net sales excluding raw material surcharge up 44% from a year earlier on 31% higher volume.

•                  Latrobe contributed $17.0 million of operating income in the fourth quarter before inventory fair value cost adjustments.

(Per diluted share)	4Q FY 2012	FY 2012
Net Income Attributable to Carpenter before adjusted Latrobe operating results, share dilution and total acquisition related costs (i.e. legacy Carpenter)	$0.80	$2.74
Adjusted Latrobe operating results *	$0.21	$0.30
Dilution from additional outstanding shares**	$(0.13)	$(0.16)
Net Income Attributable to Carpenter before total acquisition related costs	$0.88	$2.88
Total acquisition related costs *	$(0.11)	$(0.35)
Net income attributable to Carpenter	$0.77	$2.53

* Detailed schedule included in Non-GAAP Financial Schedules

** Carpenter issued 8.1 million shares of common stock as part of the Latrobe acquisition.  The weighted average impact was 8.1 million and 2.7 million shares for the three months and year ended June 30, 2012, respectively.

WYOMISSING, Pa., July 31, 2012 — Carpenter Technology Corporation (NYSE:CRS) today reported net income attributable to Carpenter of $40.8 million or $0.77 per share for the quarter ended June 30, 2012.  Legacy Carpenter earnings, before Latrobe-related income and share dilution, would have been $0.80 per share.  The net accretion from Latrobe’s operating results before inventory fair value cost adjustments, offset by a higher share count, contributed $0.08 per share — resulting in adjusted earnings per share before Latrobe inventory fair value cost adjustments of $0.88. During the quarter, the Company had $0.11 per share of Latrobe inventory fair value cost adjustments, resulting in reported earnings of $0.77 per share.  Further detail on the Latrobe impacts to earnings is provided in the attached Non-GAAP Financial Schedules.

“We had a very strong finish to an excellent year,” said William A. Wulfsohn, President and Chief Executive Officer.  “We exceeded our financial goals.  These results were driven by solid execution of our strategies to grow premium product output while improving productivity, mix and pricing. For the year, the legacy Carpenter business saw a 68 percent increase in operating income, excluding pension EID.  SAO average profit per pound improved by $0.44 over the course of the year, and we reduced our manufacturing cost per ton for the third straight year.  We also shipped 4,500 additional premium tons this year and expect to ship about 4,000 additional premium tons over each of the next two years.

“A highlight of the year was our acquisition of Latrobe Specialty Metals. The integration process is going extremely well, and we are even more excited about the strategic value and synergies from this transaction.  As we expected, the acquisition has been immediately accretive to earnings per share, excluding acquisition related costs. We remain confident that we will achieve at least $25 million of net pre-tax synergies by year three.

“Looking forward, we are beginning our new fiscal year with strong momentum.  Our business has remained resilient to recent global economic pressures. We are well positioned in growing end markets, and have low exposure to economically sensitive products and market segments, such as flat rolled stainless products.  We continue to expand our breadth and market share positions in Aerospace.  We have differentiated ourselves, and are benefitting from geographic, product and market share expansion in the Oil & Gas and broader Energy market.  And we’ve positioned ourselves for growth in higher value, differentiated products in other segments like Industrial and Transportation, as you’ve seen in our results.  Finally, our business model and pricing mechanisms help minimize the impact of raw material price fluctuations on our earnings.

“Our order backlog remains strong, and we are moving forward to add capacity to support our customers’ demand.  Along with our actions to increase near term capacity in Reading and Latrobe by roughly 4,000 premium tons over each of the next two years, we are expanding our Dynamet Titanium wire capacity.  In addition, we have started construction of our new $500 million state of the art premium products facility in Alabama. When completed in April, 2014, this facility will provide the capacity needed to support industry demand through the remainder of the decade and enable Carpenter to significantly reduce lead times.  All of these actions support our customers’ growth needs and will have a positive impact on the size, scope and profitability of our business for years to come.”

Fourth Quarter Results

Financial highlights for the fourth quarter of fiscal year 2012 include:

(in millions, except per share amounts & pounds sold)	4Q FY 2012	4Q FY 2011	FY 2012	FY 2011
Net Sales	$643.7	$483.6	$2,028.7	$1,675.1
Net Sales Excluding Surcharge (a)	$506.7	$352.4	$1,569.6	$1,231.1
Operating Income Excluding Pension Earnings, Interest and Deferrals (a)	$70.8	$43.8	$225.4	$131.6
Acquisition Related Costs (from transaction)	—	$2.4	$11.7	$3.1
Operating Income Excluding Pension Earnings, Interest and Deferrals and Acquisition Related Costs (from transaction) (a)	$70.8	$46.2	$237.1	$134.7
Net Income Attributable to Carpenter	$40.8	$25.5	$121.2	$71.0
Diluted Earnings per Share	$0.77	$0.57	$2.53	$1.59
Net Pension Expense per Diluted Share (a)	$(0.14)	$(0.21)	$(0.55)	$(0.84)
Free Cash Flow (a)	$37.1	$61.5	$(58.8)	$(88.9)
Pounds Sold (000)	76,028	58,052	235,532	216,834

(a) non-GAAP financial measure that is explained in the attached tables

Net sales for the fourth quarter were $643.7 million, up 33 percent from the prior year. Excluding surcharge revenue, net sales were $506.7 million, up 44 percent from a year ago on 31 percent higher volume.  Excluding the Latrobe impact, fourth quarter revenue excluding surcharge was up 15 percent on 3 percent higher volume. Specialty Alloy Operations (SAO) segment sales without surcharge increased 18 percent on 10 percent higher volume, while Performance Engineered Products (PEP) segment sales without surcharge increased 15 percent on 5 percent lower volume compared with the fiscal year 2011 fourth quarter.

Gross profit was $120.6 million compared with $77.0 million in the fiscal year 2011 fourth quarter.  The higher gross profit was driven by improvement in SAO due to increased volume and a higher profit per pound from an improved product mix and higher prices, and the inclusion of Latrobe.

SG&A expense as a percentage of revenue excluding surcharge was 0.5 percent lower than the prior year fourth quarter.  SG&A expense in the current quarter was $54.1 million or 10.7 percent of revenue excluding surcharge, compared with $39.6 million or 11.2 percent of revenue excluding surcharge for the fourth quarter of fiscal year 2011.  The increase in spending mostly reflects the addition of Latrobe-related overhead costs.

Operating income for the fourth quarter was $66.5 million compared with $35.0 million a year earlier.  Latrobe accounted for $17.0 million of operating income, before being reduced by inventory fair value cost adjustments of $8.7 million.  Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 14.0 percent compared to 12.4 percent in the fiscal year 2011 fourth quarter.

Interest expense in the quarter was $5.4 million compared to $4.2 million in the year-ago period due to the impact of financing actions taken during last year’s fourth quarter.  Other income was $0.9 million compared to $2.8 million in the fiscal year 2011 fourth quarter.

The provision for income tax was $21.0 million or 33.9 percent of pre-tax income compared to $7.7 million or 22.9 percent of pre-tax income in the fourth quarter of fiscal year 2011.  The prior year period included tax benefits associated with exceptional items.  The tax rate for the full fiscal year was 35.5 percent.

Net income attributable to Carpenter was $40.8 million or $0.77 per diluted share. Excluding $0.11 per share for the Latrobe inventory fair value cost adjustment, net income attributable to Carpenter would have been $46.5 million or $0.88 per diluted share.  Net income attributable to Carpenter in the same quarter a year ago was $25.5 million or $0.57 per diluted share.

For the full year, net income attributable to Carpenter was $121.2, or $2.53 per diluted share.  Excluding Latrobe acquisition related costs, net income attributable to Carpenter would have been $137.7 million or $2.88 per diluted share, compared to full fiscal year 2011 net income of $71.0 million or $1.59 per diluted share.

Free cash flow, defined as cash from operations less capital expenditures, dividends, and the net impact from the purchase and sale of businesses, was $37.1 million in the current quarter due to strong operating cash flow and lower inventory offsetting high capital spending.  For the full fiscal year, free cash flow was a negative $58.8 as strong cash flow from operations was more than offset by a high level of capital spending, required cash pension contributions and an increase in working capital to support business growth.

Markets:

Aerospace & Defense market sales were $293.9 million in the fourth quarter, up 49 percent compared with the same period a year ago.  Excluding surcharge revenue, aerospace & defense sales were up 55 percent on 105 percent higher volume (or up 24 percent on 21 percent higher volume without Latrobe). Aerospace results reflect strength in all areas as airplane build rates remain high.  Demand for engine materials remains strong driven by higher build rates of larger engines and share gain. Demand for titanium fastener material grew again in the quarter and is now well above prior peak levels. Nickel and stainless fastener demand has led to eight straight quarters of year-over-year growth and is approaching prior peak levels.  Sales of aerospace structural components continue to grow with the success in selling Carpenter’s Custom-series stainless alloys and the addition of Latrobe’s complementary products.

Industrial & Consumer market sales were $139.0 million in the fourth quarter, up 3 percent compared with the same period a year ago.  Excluding surcharge revenue, sales increased 13 percent on 4 percent higher volume (or flat revenues on 7 percent lower volume without Latrobe).  The results reflect the continued impact of mix management and pricing actions on the legacy Carpenter business.  The percentage of volume in differentiated product applications with strategically important customers continues to increase as a result of these actions.

Energy market sales of $79.2 million increased 13 percent compared to the same period a year ago.  Excluding surcharge revenue, energy market sales increased 26 percent on 34 percent higher volume (or up 15 percent on 11 percent higher volume without Latrobe). Energy growth was led by Oil & Gas which continues to benefit from the Amega West acquisition.  While the number of North American directional and horizontal land drilling rigs is level, offshore and international oil & gas exploration activity is increasing.  Sales to the industrial gas turbine market were lower than the very strong prior year quarter.  However, long term growth trends should remain strong with increasing global demand for peak power and the expectation that natural gas prices remain low.

Transportation market sales were $41.2 million, an increase of 11 percent from a year earlier.  Excluding surcharge revenue, transportation sales increased 22 percent on 2 percent higher volume (or up 19 percent on 1 percent higher volume without Latrobe).  Revenue growth far exceeded volume growth which reflects Carpenter’s focus on higher value material solutions to increase fuel efficiency and lightweight vehicles.   Despite economic uncertainty in the region, transportation sales in Europe increased 25 percent over the prior year led by demand growth for high value materials required in turbo charger, gasket and fuel system applications used in smaller, higher efficiency turbo charged engines.

Medical market sales were $38.3 million in the fourth quarter, up 11 percent from a year ago.  Excluding surcharge revenue, medical market sales increased 13 percent on 5 percent higher volume (relatively unchanged without Latrobe).  The overall volume growth was consistent with long term industry growth rates.

International sales in the fourth quarter were $205.3 million, an increase of 36 percent compared with the same quarter a year earlier - driven by a 74 percent increase in Asia/Pacific sales and a 28 percent increase in European sales.  Growth in Asia/Pacific was led by sales into the aerospace and oil & gas end-markets.  Growth in Europe was led by increased demand for materials used for aerospace, oil & gas and high value automotive applications.  Total international sales in the quarter represented 32 percent of total Company revenue, compared with 31 percent in the prior year.

Outlook

“We continue to expect a further increase in operating income, excluding pension EID and Latrobe acquisition related costs, of at least 30 percent or $70 million in fiscal year 2013,” said Douglas Ralph, Senior Vice President of Finance and Chief Financial Officer.  “This represents a $110 million improvement in year-to-year EBITDA including Latrobe. Our business should have a first half-second half split of approximately 45 percent/55 percent - in line with historical experience.

“For EPS purposes, our net pension expense for fiscal year 2013 is now calculated to be $68.4 million or $0.83 per share — versus our prior estimate of $59 million due to the impact of a lower year-end asset balance and a lower interest rate than we assumed in our April call.  The

EID component of the fiscal year 2013 expense is $31.9 million.  Our expected tax rate for the year is still 34 percent.

“As we’ve said before, free cash flow for fiscal year 2013 is expected to again be negative, with capital spending of about $350 million, due in large part to our new Alabama facility investment.  We anticipated this investment in our financing actions last year, and continue to have a strong balance sheet and liquidity.”

Pension Effects

During the fourth quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $11.8 million or $0.14 per diluted share.  This includes $1.9 million related to the Latrobe plans.  Pension expense in the prior year fourth quarter was $15.2 million or $0.21 per diluted share.    For the full fiscal year, expense related to pension and other post retirement benefit plans was $42.1 million or $0.55 per diluted share, which includes $2.5 million related to the Latrobe plans, compared to $60.8 million or $0.84 per diluted share in fiscal year 2011.The Company made cash contributions of $10.7 million during the fourth quarter of fiscal year 2012, and $30 million for the full fiscal year. The Company currently expects to make cash contributions of approximately $82 million in fiscal year 2013.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, July 31, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal fourth quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, and alloy and tool steels. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2011 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2011, December 31, 2011and March 31, 2012, and the exhibits attached to those filings. They include but are not limited to: (1) expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;(3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (5) domestic and foreign excess manufacturing capacity for certain metals; (6) fluctuations in currency exchange rates; (7) the degree of success of government trade actions; (8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (9) possible labor disputes or work stoppages; (10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (11) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (14) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (15) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30,	June 30,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$211.0	$492.5
Marketable securities	—	30.5
Accounts receivable, net	354.2	259.4
Inventories	642.0	328.6
Deferred income taxes	10.6	14.9
Other current assets	31.9	31.7
Total current assets	1,249.7	1,157.6

Property, plant and equipment, net	924.6	662.9
Goodwill	260.5	44.9
Other intangibles, net	109.9	30.0
Other assets	83.1	96.5
Total assets	$2,627.8	$1,991.9

LIABILITIES
Current liabilities:
Accounts payable	$236.1	$170.5
Accrued liabilities	217.1	124.9
Current portion of long-term debt	101.0	100.0
Total current liabilities	554.2	395.4

Long-term debt, net of current portion	305.9	407.8
Accrued pension liabilities	377.3	188.5
Accrued postretirement benefits	179.8	108.7
Deferred income taxes	31.4	48.3
Other liabilities	66.1	67.2
Total liabilities	1,514.7	1,215.9

STOCKHOLDERS' EQUITY
Carpenter stockholders' equity:
Common stock	274.0	273.7
Capital in excess of par value	252.7	235.4
Reinvested earnings	1,109.6	1,022.1
Common stock in treasury, at cost	(120.0)	(532.2)
Accumulated other comprehensive loss	(412.5)	(233.3)
Total Carpenter stockholders' equity	1,103.8	765.7
Noncontrolling interest	9.3	10.3
Total equity	1,113.1	776.0
Total liabilities and equity	$2,627.8	$1,991.9

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011

NET SALES	$643.7	$483.6	$2,028.7	$1,675.1
Cost of sales	523.1	406.6	1,637.7	1,426.1
Gross profit	120.6	77.0	391.0	249.0

Selling, general and administrative expenses	54.1	39.6	169.2	149.5
Acquisition related costs	—	2.4	11.7	3.1
Operating income	66.5	35.0	210.1	96.4

Interest expense	(5.4)	(4.2)	(23.8)	(17.1)
Other income, net	0.9	2.8	2.3	8.5

Income before income taxes	62.0	33.6	188.6	87.8
Income tax expense	21.0	7.7	67.0	16.1

Net income	41.0	25.9	121.6	71.7

Less: Net income attributable to noncontrolling interest	0.2	0.4	0.4	0.7

NET INCOME ATTRIBUTABLE TO CARPENTER	$40.8	$25.5	$121.2	$71.0

EARNINGS PER SHARE:
Basic	$0.77	$0.57	$2.55	$1.59
Diluted	$0.77	$0.57	$2.53	$1.59

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52.6	44.2	47.1	44.1
Diluted	53.3	45.0	47.8	44.7

Cash dividends per common share	$0.18	$0.18	$0.72	$0.72

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended
	June 30,
	2012	2011

OPERATING ACTIVITIES:
Net income	$121.6	$71.7
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	83.8	66.5
Deferred income taxes	36.8	(5.0)
Net pension expense	42.1	60.8
Net loss on disposal of property and equipment	2.0	0.8
Changes in working capital and other:
Accounts receivable	(31.1)	(56.9)
Inventories	(77.3)	(116.1)
Other current assets	1.6	6.4
Accounts payable	10.2	34.5
Accrued liabilities	20.1	4.6
Pension contribution	(30.0)	(3.9)
Boarhead Farms settlement	(21.8)	—
Other, net	2.3	0.8
Net cash provided from operating activities	160.3	64.2

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(171.9)	(79.6)
Proceeds from disposals of property and equipment	1.2	1.1
Acquisition of businesses, net of cash acquired	(12.9)	(45.4)
Capital contributions to equity method investment	(1.8)	(6.2)
Purchases of marketable securities	—	(91.3)
Proceeds from sales and maturities of marketable securities	30.5	166.0
Net cash used for investing activities	(154.9)	(55.4)

FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of offering costs	—	247.4
Payments on long-term debt assumed in connection with acquisition of business	(153.7)	(12.4)
Payments on long-term debt	(100.0)	—
Proceeds received from sale of noncontrolling interest	—	9.1
Dividends paid	(33.7)	(32.1)
Payments of debt issue costs	—	(1.4)
Tax benefits on share-based compensation	2.2	1.7
Proceeds from stock options exercised	1.8	1.6
Net cash (used for) provided from financing activities	(283.4)	213.9

Effect of exchange rate changes on cash and cash equivalents	(3.5)	4.4

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(281.5)	227.1
Cash and cash equivalents at beginning of period	492.5	265.4
Cash and cash equivalents at end of period	$211.0	$492.5

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
Pounds sold (000):
Specialty Alloys Operations	60,720	55,280	207,560	207,246
Performance Engineered Products	3,840	4,032	14,182	14,134
Latrobe	17,012	—	22,970	—
Intersegment	(5,544)	(1,260)	(9,180)	(4,546)

Consolidated pounds sold	76,028	58,052	235,532	216,834

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$324.5	$276.0	$1,126.8	$990.4
Surcharge	119.9	132.2	439.8	440.9

Specialty Alloys Operations net sales	$444.4	$408.2	$1,566.6	$1,431.3

Performance Engineered Products
Net sales excluding surcharge	$93.5	$81.2	$342.1	$243.2
Surcharge	1.4	1.1	4.9	5.1

Performance Engineered Products net sales	$94.9	$82.3	$347.0	$248.3

Latrobe
Net sales excluding surcharge	$123.4	$10.2	$193.2	$38.7
Surcharge	18.4	—	24.5	—

Latrobe net sales	$141.8	$10.2	$217.7	$38.7

Intersegment	(37.4)	(17.1)	(102.6)	(43.2)
Consolidated net sales	$643.7	$483.6	$2,028.7	$1,675.1

Operating income:
Specialty Alloys Operations	$65.5	$44.5	$229.4	$139.3
Performance Engineered Products	9.7	12.2	41.7	35.0
Latrobe	9.2	0.6	13.3	2.2
Corporate costs (including acquisition related costs)	(11.9)	(12.5)	(53.2)	(42.0)
Pension earnings, interest & deferrals	(4.3)	(8.8)	(15.3)	(35.2)
Intersegment	(1.7)	(1.0)	(5.8)	(2.9)

Consolidated operating income	$66.5	$35.0	$210.1	$96.4

In January 2012, the Company announced it had made changes to its reportable segments. The Company now has three reportable business segments, Specialty Alloys Operations (SAO), Performance Engineered Products (PEP) and Latrobe. Previously, the Company's reportable segments consisted of Premium Alloys Operations (PAO), Advanced Metals Operations (AMO) and Emerging Ventures.

The SAO segment is comprised of Carpenter's major premium alloy and stainless steel manufacturing operations.  This includes operations performed at mills primarily in Reading, Pennsylvania and the surrounding area, South Carolina, and the new premium products manufacturing facility being built in Limestone County, Alabama.

The PEP segment is comprised of Carpenter's differentiated operations.  This includes Dynamet titanium business, the Carpenter Powder Products (CPP) business, and the Amega West business. The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The Latrobe segment is comprised of the operations of the Latrobe business acquired effective February 29, 2012. The Latrobe segment provides management with the focus and visibility into the business performance of these newly acquired operations.  The Latrobe segment also includes the results of Carpenter’s distribution business in Mexico, which will be managed together with the Latrobe's distribution business.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, or pension earning, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

FREE CASH FLOW

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net cash provided from operating activities	$112.4	$117.2	$160.3	$64.2
Purchases of property, equipment and software	(64.6)	(44.0)	(171.9)	(79.6)
Proceeds from disposals of property and equipment	0.6	0.1	1.2	1.1
Capital contributions to equity method investment	(1.8)	—	(1.8)	(6.2)
Proceeds received from sale of noncontrolling interest	—	—	—	9.1
Dividends paid	(9.5)	(8.0)	(33.7)	(32.1)
Acquisition of businesses, net of cash acquired	—	(3.8)	(12.9)	(45.4)

Free cash flow	$37.1	$61.5	$(58.8)	$(88.9)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

NET PENSION EXPENSE PER DILUTED SHARE

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
Pension plans expense	$10.1	$13.6	$38.5	$54.0
Other postretirement benefits expense	1.7	1.6	3.6	6.8
Net pension expense	11.8	15.2	42.1	60.8
Income tax benefit	(4.4)	(5.8)	(15.9)	(23.2)
Net pension expense, net of tax	$7.4	$9.4	$26.2	$37.6

Net pension expense per diluted share	$0.14	$0.21	$0.55	$0.84

Weighted average diluted common shares	53.3	45.0	47.8	44.7

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense may be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

OPERATING MARGIN EXCLUDING SURCHARGE AND PENSION EARNINGS, INTEREST AND DEFERRALS AND ACQUISITION RELATED COSTS (FROM TRANSACTION)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$643.7	$483.6	$2,028.7	$1,675.1
Less: surcharge revenue	137.0	131.2	459.1	444.0
Consolidated net sales excluding surcharge	$506.7	$352.4	$1,569.6	$1,231.1

Operating income	$66.5	$35.0	$210.1	$96.4
Pension earnings, interest & deferrals	4.3	8.8	15.3	35.2
Operating income excluding pension earnings, interest and deferrals	$70.8	$43.8	$225.4	$131.6

Acquisition related costs (from transaction)	—	2.4	11.7	3.1

Operating income excluding pension earnings, interest and deferrals and acquisition related costs (from transaction)	$70.8	$46.2	$237.1	$134.7

Operating margin excluding surcharge, pension earnings, interest and deferrals	14.0%	12.4%	14.4%	10.7%

Operating margin excluding surcharge, pension earnings, interest and deferrals and acquisition related costs (from transaction)	14.0%	13.1%	15.1%	10.9%

Management believes that removing the impacts of raw material surcharges and acquisition related costs (from transaction) from operating margin provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions)

ADJUSTED LATROBE OPERATING RESULTS

	Three Months Ended June 30, 2012	Year Ended June 30, 2012

Latrobe segment operating income	$9.2	$13.3
Inventory fair value cost adjustments included in Latrobe segment operating income	8.7	11.6
Carpenter distribution business operating income in Mexico included in Latrobe segment results	(0.2)	(1.9)
Latrobe pension EID included in pension EID expense	(0.7)	(0.9)
Adjusted Latrobe operating results before income taxes	17.0	22.1
Income taxes	(6.0)	(7.7)
Adjusted Latrobe operating results	$11.0	$14.4

Adjusted Latrobe operating results per diluted share	$0.21	$0.30

Weighted average shares outstanding	53.3	47.8

TOTAL ACQUISITION RELATED COSTS

	Three Months Ended June 30, 2012	Year Ended June 30, 2012

Acquisition related costs (from transaction)	$—	$11.7
Inventory fair value cost adjustments	8.7	11.6
Total acquisition related costs before income taxes	8.7	23.3
Income taxes	(3.0)	(6.8)
Total acquisition related costs	$5.7	$16.5

Total acquisition related costs per diluted share	$0.11	$0.35

Weighted average shares outstanding	53.3	47.8

Management believes that removing the impacts of the adjusted Latrobe operating results and the total acquisition related costs is useful when comparing results of operations from period to period.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

NET SALES BY END USE MARKET

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011

End Use Market Excluding Surcharge:
Aerospace and defense	$219.6	$141.6	$668.8	$512.1
Industrial and consumer	102.4	90.7	346.7	324.9
Energy	68.1	54.2	227.4	156.0
Transportation	31.0	25.5	104.0	95.0
Medical	34.1	30.2	125.7	104.4
Distribution	51.5	10.2	97.0	38.7

Consolidated net sales excluding surcharge	$506.7	$352.4	$1,569.6	$1,231.1

Surcharge revenue	137.0	131.2	459.1	444.0

Consolidated net sales	$643.7	$483.6	$2,028.7	$1,675.1

NET SALES BY MAJOR PRODUCT CLASS

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net Sales by Product Class Excluding Surcharge:
Special alloys	$188.0	$149.6	$626.2	$548.0
Stainless steel	147.2	124.3	512.4	414.8
Titanium products	43.3	39.9	156.6	135.3
Powder metals	16.5	17.7	59.7	56.9
Alloy and tool steel	52.9	5.9	85.7	21.6
Distribution and other	58.8	15.0	129.0	54.5

Consolidated net sales excluding surcharge	$506.7	$352.4	$1,569.6	$1,231.1

Surcharge revenue	137.0	131.2	459.1	444.0

Consolidated net sales	$643.7	$483.6	$2,028.7	$1,675.1